EXHIBIT 99.1

Letter to Shareholders

April 20, 2015

To our Shareholders

Manhattan Scientifics, Inc. owns and is commercializing two nanotechnology businesses: nanostructured metals through our Metallicum subsidiary, and nanotechnology for the very early detection of cancers through our Senior Scientific subsidiary.

The past year has been an important one for Manhattan Scientifics with a number of notable achievements. On the nano metals side of our enterprise, we concluded an arrangement with our former industrial partner for the successful return of the licensing rights, intellectual property including all patent rights, nanotechnology manufacturing machinery, plus $8M cash - a total exceeding $18 million of new assets. As a result, our company has never been stronger financially. We are now able to accelerate activities in both our Senior Scientific and our Metallicum subsidiaries with minimal near term dilution.

The Road to Profit and Shareholder Value

OUR LICENSING BUSINESS MODEL: We want to remind you, our shareholders, that we follow a licensing business model. Our goal is to increase the value of your MHTX shares through the conclusion of collaborative license partnerships with the larger pharma and/or medical device equipment manufacturers. While it may take years before we see mass distribution of MRX instruments into the marketplace, our management is seeking to generate value though the conclusion of licensing partnerships enabling "the majors" to use and further enhance our technology and patents.

Achievements

Our Senior Scientific subsidiary met many of its goals including the deployment of our first MRX cancer detection instrument at the MD Anderson Cancer Center (MDA) and the acceleration and expansion of our collaboration with MDA. This collaboration resulted in MDA’s publication of a science poster at the World Molecular Imaging Conference that described our MRX technology as “unparalleled in terms of sensitivity compared to imaging-based ovarian cancer detection methods; thus, it holds promise for detecting ovarian cancer much earlier than otherwise possible."

1

We continue our successful collaboration with the Center for Integrated Nanotechnologies (CINT) at Sandia and Los Alamos National Laboratories, where we have advanced our nanotechnology capability. This collaboration has also served CINT well and they have publicized our cancer break-through in a multi-year exhibit featuring Senior Scientific and the work of its founder physicist, Edward R. Flynn, PhD at the Bradbury Science Museum in Los Alamos, NM, the 6th most important Science Museum in the USA.

Recently, we have expanded our relationship with the Los Alamos National Laboratory (LANL) to work with us on an advanced sensor design. One of the world’s foremost authorities on low field magnetic sensors from LANL is now working directly for us at Senior Scientific to produce the next generation of cancer detection instruments.

We have internally demonstrated that our nanoparticle (N-P) technology provides better reliable quality and more consistent controlled size than ever before possible; important to many applications including our very early detection of cancer technology.

Moreover, we are nearing completion of our own in-house N-P production facility, which will give us a complete razor (magnetic instruments) and razor blade (nanoparticles) business opportunity. We intend to license our proprietary know-how and patents to major industrial partners and simultaneously provide the medical community with injectable nanoparticles for use with our MRX diagnostic instruments.

We recruited Bob Proulx, our new president/COO, to lead Senior Scientific. Bob is a veteran business executive with more than 25 years of leadership experience with both private and public companies in the life science and diagnostic device markets. Most recently, he served as Chief Commercial Officer and General Manager of U.S. Operations for Silicon Biosystems, Inc., whose image-based cell sorting technology is advancing personalized medicine initiatives in cancer through the molecular characterization of tumor heterogeneity.

Gerald Grafe, former president of Senior Scientific, remains with our company focusing on intellectual property and patenting as our IP portfolio continues to grow.

In another important move, Marvin Maslow agreed to return as Chairman of the Board further reflecting the confidence and dedication Marv has for Manhattan Scientifics.

Outlook:

Senior Scientific Our basic science of magnetic relaxometry and nanoparticle technology in the company is sound and represents low technical risk. However, there is still work needed to commercialize our science and bring product to the market, which will ultimately lead to creation of substantial shareholder value for you, the owners of our Company.

•

Our continuing collaboration with the MD Anderson Cancer Center, Houston, demonstrating the effective use of the MRX technology in a hospital setting speaks volumes about our technology and about MDA's enthusiasm for our work. Our goal is to expand this collaborative relationship and leverage MDA’s medical expertise to address early identification of multiple types of cancers. We are moving forward promptly on this front.

•

We plan to diversify and reach out to other important cancer research hospitals. Success at M.D. Anderson Cancer Center is expected to trigger significant interest across the spectrum of global cancer research hospitals. Our technology is a diagnostic that can be paired with many different therapies. We are in contact with other companies who have developed important cancer therapeutic technologies. We are exploring potential joint venturing with such companies.

2

Metallicum Since re-acquiring the nano-metals technology from our former licensed industrial partner in February 2015, we are moving forward on two fronts.

•	We are setting up a low cost R&D facility near the Colorado School of Mines to enhance our business opportunities and to provide sample materials for prospective customers.

•

We have retained the services of Imperial Capital, LLC. www.imperialcapital.com to help us identify major partner(s) to move the technology forward under license and/or potential sales agreements to bring product to the market. Kevin Frisch, who is heading that effort, is Imperial Capital’s M&A specialist in the metals sector. He and his M&A team are highly confident in their ability to create value for us.

We also are exploring and working with potential customers in the fields of titanium dental implants, titanium and magnesium, cardio vascular stents, high voltage aluminum electrical transmission conductors, and several oil and gas exploration applications.

We have the intellect, the intellectual capital, the cash, the energy, the support of our brilliant team of scientists and engineers and the support of the M.D. Anderson Cancer Center on our side. We believe all the pieces are in place to create value for you, our shareholders. All of us at Manhattan Scientifics and its subsidiaries look forward to updating you of our accomplishments throughout the remainder of this year. THANK YOU for your continued support and confidence in our work.

Manny Tsoupanarias,

President & CEO

Forward-looking statement

This release contains forward-looking statements, which are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. Management at Manhattan Scientifics believes that purchase of its shares should be considered to be at the high end of the risk spectrum. Forward-looking statements speak only as of the date made and are not guarantees of future performance. We undertake no obligation to publicly update or revise any forward-looking statements.

3